Exhibit 99.2

CNX Resources Corporation Announces Early Results and Early Payment Date for Tender

Offer for its 5.875% Senior Notes due 2022

PITTSBURGH, March 14, 2019 – CNX Resources Corporation (NYSE: CNX) (“CNX”) today announced that it had received tenders for an aggregate principal amount of $1,149,251,000 of its outstanding 5.875% Senior Notes due 2022 (the “Notes”) in its previously announced cash tender offer (the “offer”) to purchase up to $400.0 million aggregate principal amount of the approximately $1,294,307,000 aggregate principal amount outstanding of the Notes, as of 5:00 p.m., New York City time, on March 13, 2019 (the “Early Tender Deadline”), as well as the anticipated early payment date for the offer on March 15, 2019 (the “Early Payment Date”).

The offer is being made pursuant to the terms and conditions contained in the Offer to Purchase dated February 28, 2019, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the offer, by calling (800) 967-7510 (toll free) or, for banks and brokers, (212) 269-5550 or by email at cnx@dfking.com.

The offer will expire at 5:00 p.m. New York City Time on March 27, 2019, unless extended or earlier terminated (such time and date as the same may be extended, the “Expiration Time”). The withdrawal deadline for validly tendered Notes was 5:00 p.m., New York City time, on March 13, 2019.

Because the purchase of all validly tendered Notes would cause us to purchase a principal amount greater than the $400.0 million Tender Cap, the offer is oversubscribed and CNX, if it accepts Notes in the offer, will accept for purchase tendered Notes on a prorated basis as described in the offer documents using a pro ration factor of approximately 34.8%. Payment for any Notes so accepted will be made promptly on the Early Payment Date, which is currently expected to occur on or about March 15, 2019, subject to the satisfaction or waiver of the conditions to the offer. Because the offer is oversubscribed as of the Early Tender Deadline, holders of Notes who validly tender Notes after the Early Tender Deadline will not have any of their Notes accepted for payment.

MUFG Securities Americas Inc. is serving as the exclusive Dealer Manager for the offer. Questions regarding the terms of the offer may be directed to MUFG Securities Americas Inc., Liability Management Group, at 212-405-7481 (collect) or 877-744-4532 (U.S. toll-free).

CNX is one of the largest independent oil and natural gas companies in the United States and is focused on the exploration, development, production, gathering, processing and acquisition of natural gas properties in the Appalachian Basin.

Cautionary Statements:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any notes in the offer. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the factors discussed in the 2018 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.